As filed with the Securities and Exchange Commission on June 2, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ROYCE GLOBAL VALUE TRUST, INC.
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Dear Stockholder, Ahead of the Royce Global Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Special Meeting”) scheduled to be held July 14, 2020, you are being asked to approve a new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2, to ensure that Royce continues operating the Fund and executing the strategy that is delivering outperformance for you year after year. It is important that all stockholders participate, and our records show that you have not yet voted. To ensure that Royce continues operating the Fund, vote “FOR” the proposal put forward by Royce Global Value Trust on the enclosed WHITE proxy card. June 1, 2020 Your Vote Is Important No Matter How Many or How Few Shares You Own Protect the Value of Your Investment — Vote the WHITE Proxy Card Today Why Should I Vote to Approve the New Investment Advisory Agreement? Royce has developed and implemented the Fund’s differentiated strategy to deliver superior returns as evidenced by its high Active Share of 97%3. Approving these agreements will ensure that Royce can continue to operate the Fund and execute its strategy to deliver the returns you rely on. Under Royce’s management, the Fund has consistently outperformed its benchmark4 over key timeframes, including year-to-date and over the past 1-, 3-, and 5-year periods ended 3/31/205. Additionally, the Fund has outperformed its benchmark4 in each of the two previous full market cycle periods and from the 1/17/20 index peak through 3/31/205. Importantly, the new investment advisory agreement will be substantially identical to the current agreement. This means there will be no changes to the Fund’s portfolio management personnel, investment objective, principal investment strategy, or investment guidelines, and the contractual investment advisory fee rate will also remain the same. What Happens If I Don’t Vote to Approve the New Investment Advisory Agreement? Negative tax consequences A meaningful loss of value for stockholders during a period of significant market volatility If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in…

The Royce Global Value Trust, Inc. Board of Directors unanimously recommends that stockholders vote on the WHITE proxy card “FOR” the approval of the new investment advisory agreement with Royce to ensure that the Fund’s operations can continue uninterrupted. Thank you for your continued support. Sincerely, The Royce Global Value Trust, Inc. Board of Directors You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Your Vote is Important, No Matter How Many or How Few Shares You Own Stockholders Call Toll Free: (877) 825-8906 Banks and Brokers Call: (212) 750-5833 Innisfree M&A Incorporated REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners. 3 Active Share: The sum of the absolute values of the different weightings of each holding in the Portfolio versus each holding in the benchmark, divided by two. Active Share is a measure of how much an actively managed portfolio diverges from its benchmark. A higher Active Share number is generally interpreted as indicating the portfolio is more active and less like a passive index. 4 Fund benchmark is the MSCI ACWI Small Cap Index, an unmanaged, capitalization-weighted index of global small-cap stocks. Index returns include net reinvested dividends and/or interest income. 5 Returns calculated on a net asset value (“NAV”) basis. This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forwardlooking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement. Forward-looking Statement